Exhibit 23.5

86 21 2356 0288 86 21 2356 0299 www.cninsights.com

March 9, 2020

Baidu, Inc.

Baidu Campus

No. 10 Shangdi 10th Street

Haidian District, Beijing 100085

The People’s Republic of China

Re: Baidu, Inc.

Ladies and Gentlemen,

We understand that Baidu, Inc. (the “Company”) plans to file a registration statement on Form F-3 (the “Registration Statement”), a preliminary prospectus supplement (together with the base prospectus included in the Registration Statement and the any incorporated documents, the “Preliminary Prospectus”) and a final prospectus supplement (together with the base prospectus included in the Registration Statement and the any incorporated documents, the “Prospectus”) with the United States Securities and Exchange Commission (the “SEC”) in connection with its proposed Global Offering (the “Global Offering”).

We hereby consent to the references to our name and the inclusion of information, data and statements from our research reports and amendments thereto (collectively, the “Reports”), and any subsequent amendments to the Reports, as well as the citation of our research reports and amendments thereto, in the Registration Statement and any amendments thereto, in the Preliminary Prospectus and the Prospectus, in any other future filings with the SEC by the Company, including, without limitation, filings on Form 20-F or Form 6-K or other SEC filings (collectively, the “SEC Filings”), on the websites of the Company and its subsidiaries and affiliates, in institutional and retail road shows and other activities in connection with the Global Offering, and in other publicity materials in connection with the Global Offering.

We further hereby consent to the filing of this letter as an exhibit to the Registration Statement and any amendments thereto and as an exhibit to any other SEC Filings.

Yours faithfully,

For and on behalf of
China Insights Consultancy

/s/ Arden Dai
Name: Arden Dai
Title: Founding Partner